Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE March 3, 2015	Contact: Ike Smith Vice President-Finance (713) 243-2713

Cal Dive Commences Voluntary Chapter 11 Proceeding

HOUSTON, TX – (March 3, 2015) Cal Dive International, Inc. (OTC: CDVI) ("Cal Dive", or the "Company") announced today that it and its U.S. subsidiaries have filed simultaneous voluntary petitions in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code.  The Company's foreign subsidiaries have not sought bankruptcy protection and will continue to operate outside of any reorganization proceedings.  The Company and its U.S. subsidiaries will continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court.

Through the Chapter 11 process, the Company will sell non-core assets and intends to reorganize or sell as a going concern its core subsea contracting business.  During the reorganization process, the Company and its subsidiaries will continue to operate in the ordinary course, including completing the existing construction projects in Mexico for Pemex, and other ongoing diving and offshore construction projects for its customers worldwide.  The Company anticipates no disruption in its services and its focus remains on delivering excellent project execution and safety performance for its customers.

The Company has received a commitment for up to $120.0 million in debtor-in-possession (DIP) financing from its current first lien lenders led by Bank of America, which will immediately provide additional liquidity to continue its operations during the Chapter 11 process.  The DIP financing, which is subject to Court approval, will provide adequate funds for post-petition supplier and employee obligations, as well as the Company's ongoing operations needs during the Chapter 11 process.

Commenting on the filing, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "Our business has experienced several adverse events that were beyond our control, and with our current capital structure, we are no longer able to financially withstand the industry downturn.  In 2014, our financial performance suffered primarily as a result of delays caused by the suspension of two large projects, weather disruptions and delays caused by other contractors.  Because these contracts contain milestone billing provisions, these delays and suspensions impeded our ability to invoice and collect payment for work performed, significantly impairing our liquidity which had already been reduced by declining industry conditions over the past several years.  Our efforts to negotiate additional financing to fund business activities and pursue identified strategic alternatives were further impeded when oil prices plummeted, creating an additional, unexpected obstacle to our restructuring efforts.  After considering several alternatives, we felt the Chapter 11 process was the most effective way to maximize value for our stakeholders."

Mr. Hébert continued, "We are committed to meeting the challenges of our industry head on.  By availing ourselves of the Chapter 11 process, we can achieve an orderly restructuring for our business that has consistently produced competitive results under a more favorable capital structure."

More information on the Company's Chapter 11 process, including access to Court documents and other general information about the Chapter 11 cases, is available at www.caldive.com.
About Cal Dive International, Inc.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.
Cautionary Statement
This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors.  Factors that could cause the Company's results to differ materially include: (i) the Company's ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases; (ii) the Company's ability to operate its business during this process, (iii) the effects of the Company's bankruptcy filing on the Company's business and the interests of various creditors, equity holders and other constituents, (iv) the length of time the Company will operate under the Chapter 11 cases,  (v)  risks associated with third party motions in the Chapter 11 cases, which may interfere with the Company's ability to develop and consummate the plan of reorganization, (vi) the potential adverse effects of the Chapter 11 proceedings on the Company's liquidity or results of operations, and (vii) other factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. As a result of these factors, the Company's actual results may differ materially from those indicated or implied by such forward-looking statements.

The Company's stockholders are cautioned that trading in shares of the Company's equity securities during the pendency of its Chapter 11 bankruptcy proceedings is highly speculative and poses substantial risks.  Trading prices for the Company's equity securities may bear little or no relationship to the actual recovery, if any, by holders of the Company's equity upon wind-up of the Chapter 11 bankruptcy proceedings.  Accordingly, the Company urges extreme caution with respect to existing and future investments in its equity securities.

Except as required by law, the Company disclaims any obligation to publicly update such statements.